Exhibit 10.4

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of March 26, 2004, by and between Opta Systems, LLC dba Go Video, a Delaware limited liability company (the “Company”), and Steven Davis (the “Executive”).

R E C I T A L S

WHEREAS, the Executive is employed by the Company and currently serves as its Chief Financial Officer; and

WHEREAS, the Company and the Executive wish to continue with their employment relationship on more specific terms and have determined that it is in the best interests of both to enter into this Agreement for that purpose.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1.             Employment; Acceptance.  Effective as of March 21, 2004, the Company hereby employs the Executive and the Executive hereby accepts continuing employment by the Company on the terms and conditions hereinafter set forth.

2.             Duties and Powers.  Executive shall serve as the Company’s Chief Financial Officer.  The Executive shall be responsible for all financial matters relating to the Company, subject to the direction and control of the President and the Managers of the Company (the “Managers”) and/or the Operating Agreement of the Company, this Agreement, and applicable law.  The Executive agrees to devote his best efforts, diligence, and abilities and his full attention to the business and affairs of the Company and to the performance of his duties as the Company’s Chief Financial Officer, to the exclusion of any other occupation or endeavor other than community, charitable, political, and personal pursuits that do not interfere with his performance under this Agreement; provided, however, that the President or Managers may authorize other exceptions in their sole discretion upon the request of the Executive.

3.             Term of Employment.  The term of employment under this Agreement shall commence on March 26,  2004 (the “Effective Date”) and shall continue for a period of two years, unless earlier terminated as set forth in Section 7 below.  Thereafter, the Agreement shall be automatically renewed for successive one year terms unless either the Company or the Executive notifies the other party of non-renewal at least 90 days prior to the renewal date or unless employment is terminated pursuant to Section 7 prior to the commencement of what would be the next term. Regardless of whether the operative term is the initial two year term or a later one year term, if any, the employment relationship may be terminated at any time pursuant to Section 7.

4.             Compensation.

4.1           Salary.  The Company hereby agrees to pay to the Executive during his employment hereunder a base salary (starting at the equivalent of $84,000 per year) payable in equal installments on the Company’s regular paydays.  If the Executive’s employment is terminated on any date other than a regular payday, the final salary payable pursuant to this Section 4.1 shall be paid to the Executive on a prorated basis.

4.2           Options.  The Executive is entitled to participate in the Equity Incentive Plan of Lotus Pacific, Inc. (“Lotus”), the parent company of the Company.

4.3           Incentive Compensation.  During his employment hereunder, the Executive shall be entitled to participate in any incentive compensation program approved by the Managers for which he is eligible, with such terms and conditions as determined by the Managers.

5.             Other Benefits.  During his employment by the Company, the Executive shall be entitled to participate in any benefits provided by or through the Company for executive level employees at the Executive’s level, subject to any terms, conditions, or restrictions applicable to such benefits.  The Company reserves the right to change these benefits from time to time.  Such benefits would include:

5.1           Health, Medical and Life Insurance.  While the Executive is employed hereunder, the Company shall pay for and provide the Executive and his dependents with the same amount and type of health, medical and life insurance, if any, as is provided from time to time to employees of the Executive’s level during the term of this Agreement.

5.2           Vacation.  The Executive shall be entitled to vacation with pay in accordance with the Company’s vacation policy as in effect at the time in question.  In addition, the Executive shall be entitled to such holidays as the Company may approve for its employees of the Executive’s level.

5.3           Reimbursement for Business Expenses.  Without limiting the foregoing, the Company will reimburse the Executive for reasonable travel, entertainment and other business expenses incurred in connection with the performance of his duties hereunder, in accordance with the policy of the Company with respect thereto.

6.             Key Person Insurance.  The Company shall have the right, at its sole expense, to procure life or disability insurance on the Executive for its own benefit in such amount or amounts it shall deem appropriate (such determination to be at the sole discretion of the Managers), and the Executive hereby agrees to cooperate, upon reasonable request, in obtaining or renewing such insurance from time to time, including without limitation, submission to physical examination and execution of normal and customary documents pertaining to such insurance.  The Company shall have no right to terminate this Agreement based upon the results of a physical or other examination to which the Executive submits pursuant to this paragraph or by reason of failure of the Executive to qualify for any such insurance.

7.             Termination.

7.1           For Cause by the Company.  The Company may terminate the Executive’s employment for cause, effective immediately on the day it sends notice of such termination to the Executive.  “Cause” for this purpose shall mean any one or more of the following acts of the Executive:  (a) continuing material neglect of duties; (b) fraud, embezzlement or the commission of any act relating to the business or affairs of the Company involving moral turpitude; (c) gross carelessness or gross misconduct (i.e., conduct contrary to the Company’s policies); (d) willful failure to obey the lawful direction of the Company’s Managers or management; or (e) a material violation of any provision of this Agreement.  On such termination for cause, the Executive shall be entitled to any unpaid salary earned to the date of such termination, payment at his final salary rate for any accrued but unused vacation, and reimbursement for any expenses reimbursable under the substantive and procedural rules of the Company’s business expense reimbursement policy.  Stock options and incentive compensation issues – including such issues as whether incentive compensation has accrued and/or is payable as of the time of termination – shall be governed by the agreements, plans, and polices then in effect.

7.2           Without Cause by the Company.  The Company may terminate the Executive’s employment without cause on thirty (30) days’ prior written notice (any attempt by the Company to terminate the Executive’s employment without such notice shall not be a breach but shall not be effective until 30 days from the date on which written notice is provided).  On termination without cause by the Company, the Executive shall be entitled to any unpaid salary earned to the date of such termination, payment at his final salary rate for any accrued but unused vacation, any severance under other Company policies and reimbursement for any expenses reimbursable under the substantive and procedural rules of the Company’s business expense reimbursement policy.  Stock options and incentive compensation issues – including such issues as whether incentive compensation has accrued and/or is payable as of the time of termination – shall be governed by the agreements, plans, and polices then in effect. In addition, the Company shall provide the following severance benefits upon termination by the Company without cause: (a) a payment that is equal to the value of nine months of the Executive’s then base salary subject to regular payroll withholdings, and (b) reimbursement during the same period for any premium payments made by the Executive to continue his participation and that of his eligible dependants in the Company’s group health plans under COBRA, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

7.3           Disability.  If the Executive becomes unable to perform his duties hereunder because of any physical, mental or legal disability (including sickness or an injunction or similar order or decree of a court of competent jurisdiction preventing the performance of his duties hereunder), he shall be entitled to his compensation as provided herein until the total period of disability (whether or not continuous and whether or not the same disability) exceeds an aggregate of one hundred eighty (180) days in any calendar year.  If the total period of disability exceeds an aggregate of one hundred eighty (180) days in any calendar year, the Company may terminate his employment upon notice to the Executive, and such termination otherwise shall be treated as a termination for cause by the Company pursuant to Section 7.1.

7.4           Death.  In the event of the death of the Executive, his employment shall be terminated immediately without any notice procedure.  In the event of such a termination, the Executive’s legal representative shall be entitled to any unpaid salary earned to the date of such termination, payment at the Executive’s final salary rate for any accrued but unused vacation, and reimbursement for any expenses reimbursable under the substantive and procedural rules of the Company’s business expense reimbursement policy.  Stock options and incentive compensation issues – including such issues as whether incentive compensation has accrued and/or is payable as of the time of termination – shall be governed by the agreements, plans, and polices then in effect.

7.5           Merger; Sale of Assets.  In the event of any voluntary or involuntary dissolution, reorganization, merger, consolidation or transfer of substantially all assets of the Company, or in the event of any other act or event of or suffered by the Company, this Agreement shall not be terminated if a surviving or resulting corporation or other entity or person continues the business of the Company and assumes the contractual obligations of the Company vis-à-vis the Executive without interruption.  In any such event, if the business of the Company is not so continued or the surviving or resulting corporation or other entity or person does not assume the contractual obligations of the Company vis-à-vis the Executive, such event shall be deemed to constitute termination without cause by the Company as provided in Section 7.2.

7.6           Termination Due to Diminution of Duties.   If the Executive’s duties, as described in Section 2 of this Agreement and by the Company’s and Executive’s pattern and practice, are changed so as to significantly diminish the essential authorities, powers, functions, duties or responsibilities attached to the Executive’s position which is not remedied within thirty (30) days after receipt by the Company of written notice from the Executive, the parties agree that the Executive may resign and that such termination of his employment shall be treated as a termination without cause by the Company pursuant to Section 7.2.

7.7           Resignation of Other Positions.  Upon termination of employment for any reason whatsoever, the Executive shall be deemed to have resigned from any office(s) then held by him with the Company.

7.8           Nonrenewal.  The Company may decide not to renew this employment contract for additional one year terms by notifying the Executive at least 90 days prior to the renewal date of the Agreement.  Upon such nonrenewal, the Agreement will terminate and the Executive will become eligible to receive any severance payment he would be eligible under any other Company policies except this Agreement as though he had been terminated without cause.

8.             Proprietary Information.

8.1           Proprietary Information.  The Executive shall be required, as a condition of his employment under this agreement, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit A and incorporated herein by reference.

8.2           Competition During Employment.  The Executive acknowledges and agrees that he will not at any time during his employment by the Company directly or indirectly own an interest in (other than a less than two percent (2%) ownership interest in publicly traded companies), join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal with, any corporation, partnership, proprietorship, association, or other entity or person engaged in developing, producing, designing, providing, soliciting orders for, selling, distributing or marketing products or services or a business that directly or indirectly competes with the Company’s products, services or business; provided, however, that the Managers may authorize exceptions to this prohibition in its sole discretion upon the request of the Executive.

8.3           Solicitation.  The Executive acknowledges and agrees that he will not at any time during his employment by the Company, or immediately following his termination for a period equal to the number of months of severance pay he receives from the Company following his termination (but no less than a three month period), hire any employees of the Company or either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees either for himself or for any other person or entity.  The Executive further acknowledges and agrees that all customers of the Company, and all prospective customers from whom he has solicited business while employed with the Company, shall be solely the customers of the Company, and that he will not at any time during his employment by the Company, or immediately following his termination for a period equal to the number of months of severance pay he receives from the Company following his termination (but no less than a three month period), either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company’s customers with whom he has had contact during and as a result of his employment by the Company.

8.4           Corporate Opportunities.  If the Executive, during his employment, shall become aware of any business opportunity related to the business of the Company, the Executive shall not appropriate for himself or for any other person other than the Company or any affiliate of the Company any such opportunity unless, as to any particular opportunity, the President or Managers of the Company, in their sole discretion, waive the Company’s rights to such opportunity.  The Executive’s duty to refrain from appropriating all such opportunities shall neither be limited by nor shall such duty limit the application of the law of Arizona relating to the fiduciary duties of an agent or employee.

8.5           Interference.  The Executive also acknowledges and agrees that he will not at any time during his employment by the Company either directly or indirectly interfere with the Company’s contracts and relationships, or prospective contracts and relationships, including, but not limited to, the Company’s customer or client contracts and relationships.

8.6           Post-Termination Competition.

(a)           The Executive acknowledges and agrees that following the termination of his employment with the Company for any or no reason, for a period equal to the number of months of severance pay he receives from the Company (but no less than a three month period), he will not directly or indirectly own an interest in (other than a less than two percent (2%) ownership interest in publicly traded companies), join, operate, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal with, any corporation, partnership, proprietorship, association, or other entity or person which operates or intends (as of the date of Executive’s termination) to operate a business that directly or indirectly competes with the Company’s products, services or business in any territory where the Company does business.

(b)           The Executive further acknowledges and agrees that the time, geographic and scope limitations of his obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its proprietary and confidential information.

(c)           The covenant contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county, state, and country where the Company does business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

8.7           Injunctive Relief.  The Executive acknowledges and agrees that his failure to perform any of his covenants in this Section 8, including those in the Employee Proprietary Information and Inventions Agreement, would cause irreparable injury to the Company and cause damages to the Company which would be difficult or impossible to ascertain or quantify.  Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of an injunction to restrain any breach of this Section

9.             Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

10.           Notices.  Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to the Executive, at his address last known to the Company.  Either party may change such address from time to time by notice to the other.

11.           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Arizona.

12.           Arbitration.  EXCEPT AS SET FORTH IN SECTION 8.7 HEREOF, THE COMPANY AND THE EXECUTIVE WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING ANY RIGHT TO A JURY TRIAL.  The Company and the Executive agree that in the event of any dispute arising between the Company and the Executive in connection with this Agreement, such disputes shall be resolved by final and binding arbitration in accordance with the following procedures:  The parties shall first submit any dispute to non-binding mediation before a mediator to be jointly selected by the parties.  The Company will pay the cost of any mediation.  If the mediation does not resolve the dispute or the parties cannot agree on a mediator, the parties agree that the dispute shall be resolved by final and binding arbitration, to be held pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, before a retired federal judge or justice, applying the substantive and procedural laws of Arizona.  Except as reviewable, arbitration shall be the exclusive and final remedy for any dispute between the parties, including but not limited to disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, violation of public policy, physical or mental harm or distress.  The parties agree that the arbitrator shall have the power to grant any form of relief a court of law may provide.

13.           Assignment.  Except as otherwise specifically provided herein, neither party shall assign this Agreement or any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void.

14.           Entire Agreement; Modification.  This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement.  This Agreement may not be amended or modified except in a writing signed by both parties.

15.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

16.           Waiver.  Neither party hereto shall be deemed to have waived any rights under this Agreement unless there is a waiver in writing signed by the waiving party.  No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

17.           Headings.  Section headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement.

18.           Interpretation.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

19.           Exhibits.  All Exhibits referred to are attached to this Agreement and incorporated herein by this reference and made a part hereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

COMPANY:

Opta Systems, LLC dba Go Video, a Delaware limited liability company

By:	/s/ Vincent Yan
Name:	Vincent Yan
Its:	CEO

EXECUTIVE:

/s/ Steve Davis
Name: Steven Davis

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my continued employment by Opta Systems, LLC dba Go Video, a Delaware limited liability company (the “Company”), and the Executive Employment Agreement into which this is incorporated, I hereby agree as follows:

1.             NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary works of authorship, knowledge, data, designs or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) patents, trademarks, trade secrets, inventions, copyrights, mask works, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, artwork, techniques, and any other intellectual property that is protectable under United States or foreign laws (hereinafter collectively referred to as “Inventions”); and (b) research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees and other independent contractors of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, information which is generally known in the trade or industry; information which is not gained as result of a breach of this Agreement; and information about my own, skill, knowledge, know-how and experience are not included within the definition of Proprietary Information.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”), including, but not limited to, works of authorship, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4                          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF WORKS FOR HIRE AND OTHER INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all copyright, trade secret, patent, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, and it is within any power to grant, I grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention pursuant to Exhibit B.  I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Exhibit B; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under Exhibit B.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Exhibit B.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.  In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5.             RETURN OF COMPANY DOCUMENTS.  When I leave the employment with the Company (whether voluntarily or involuntarily), I will (upon request) deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

6.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7.             NOTICES.  Any notices required or permitted hereunder shall be given, if to the Company, at the address of its principal office and, if to me, at my address last known to the Company.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

8.             NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employment of the Company, I hereby consent to the notification of any new employer by the Company of my rights and obligations under this Agreement.

9.             GENERAL PROVISIONS.

9.1          Governing Law.  This Agreement will be governed by and construed according to the laws of the State of Arizona.

9.2          Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3          Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

9.4          Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5          Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

9.6          Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.7          Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as an employee or independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: 3/36/2004

/s/ Steve Davis
Steve Davis

ACCEPTED AND AGREED TO:

Opta Systems, LLC dba Go Video, a Delaware limited liability company

By:	/s/ Vincent Yan , CEO

TO:                 Opta Systems, LLC dba Go Video, a Delaware limited liability company

FROM:           Steve Davis

DATE:            March 26, 2004

SUBJECT:              Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by                               . (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

☐            No inventions or improvements.

☐            See below:

☐            Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship

1. N/A

2. N/A

3. N/A

☐            Additional sheets attached.

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Steve Davis
(Signature)

MARCH 26, 2004